Filed pursuant to Rule 433
Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Contingent Coupon with Daily Observation and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50®  Index due April 19, 2029
Term Sheet to Preliminary Pricing Supplement dated April 11, 2025
Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or “Guarantor”)
Underlyings:	S&P 500® Index, Russell 2000® Index and EURO STOXX 50® Index
Pricing Date*:	April 16, 2025
Issue Date*:	April 22, 2025
Denominations:	$1,000 and any integral multiple of $1,000. References in the pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Contingent Coupon Payments:
Unless the Securities have been previously automatically called, on each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the closing level of the Lowest Performing Underlying on each Eligible Trading Day during the relevant Observation Period is greater than or equal to its Coupon Barrier. Each Contingent Coupon Payment, if any, will be calculated per Security as follows: ($1,000 × Contingent Coupon Rate) / 4

Contingent Coupon Payment Dates:	Quarterly, on the third business day following each Observation Period End-Date; provided that the Contingent Coupon Payment Date with respect to the Final Calculation Day will be the Maturity Date.
Contingent Coupon Rate:	At least 11.35% per annum, to be determined on the Pricing Date.
Observation Period End-Dates*:	Quarterly, on the 16th of each January, April, July and October, commencing July 2025 and ending January 2029, and April 16, 2029 (the “Final Calculation Day”).
Observation Periods:
Each Observation Period will consist of each day that is a trading day for at least one Underlying (each such day, an “Eligible Trading Day”) from but excluding an Observation Period End-Date to and including the following Observation Period End-Date, provided that the first Observation Period will consist of each Eligible Trading Day from but excluding the Pricing Date to and including the first Observation Period End-Date.

Automatic Call:
If the closing level of the Lowest Performing Underlying on any of the Observation Period End-Dates occurring in January, April, July and October of each year, commencing October 2025 and ending January 2029, is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount plus any Contingent Coupon Payment otherwise due.
The Securities will not be subject to automatic call until the second Observation Period End-Date, which is approximately six months after the issue date.

Call Settlement Date*:	Three business days after the applicable Observation Period End-Date
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security, determined as follows:
if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its
Threshold Value: $1,000; or
if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:
$1,000 × Performance Factor of the Lowest Performing Underlying on the Final Calculation Day.

Maturity Date*:	April 19, 2029
Lowest Performing Underlying
For any Eligible Trading Day during an Observation Period (including the Final Calculation Day), the Lowest Performing Underlying will be the Underlying with the lowest Performance Factor on that day and that has not been disregarded due to a Market Disruption Event or non-trading day.

Performance Factor:	With respect to an Underlying on any Eligible Trading Day during an Observation Period, its closing level on such day divided by its Starting Value (expressed as a percentage).
Starting Value:	For each Underlying, its closing level on the pricing date
Ending Value:	For each Underlying, its closing level on the Final Calculation Day
Coupon Barrier:	For each Underlying, 75% of its Starting Value
Threshold Value:	For each Underlying, 65% of its Starting Value
Summary of Terms (continued)
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 1.825% per Security ; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.25% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711H6M0
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change
** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services
Hypothetical Payout Profile (Maturity Payment Amount)

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
35% contingent
downside protection
Return of lowest performing
Underlying at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Security Return
Hypothetical return of lowest performing Underlying

If the Securities are not automatically called prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will lose more than 35%, and possibly all, of the principal amount of your Securities at maturity.
Any return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying, but you will have full downside exposure to decreases in the value of the Lowest Performing Underlying on the Final Calculation Day if the Ending Value of that Underlying is less than its Threshold Value.
The initial estimated value of the Securities as of the pricing date is expected to be between $921.75 and $971.75 per Security, which is less than the public offering price . The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-30 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870425006377/form424b2.htm
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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Your return on the Securities is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Securities.
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The Securities are subject to a potential automatic call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Securities.
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You may not receive any Contingent Coupon Payments.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing level of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable.
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Higher Contingent Coupon Rates are associated with greater risk.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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A Contingent Coupon Payment Date, a Call Settlement Date, and the Maturity Date may be postponed if an Observation Period End-Date is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Any payments on the Securities will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
o
Changes that affect the Underlyings may adversely affect the value of the Securities and any payments on the Securities.
o
We and our affiliates have no affiliation with any Underlying Sponsor and have not independently verified their public disclosure of information.
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The Securities are subject to risks associated with small-size capitalization companies.
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The Securities are subject to risks associated with foreign securities markets.
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Governmental regulatory actions could result in material changes to the composition of the SX5E and could negatively affect your return on the Securities.
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The U.S. federal income tax consequences of an investment in the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated April 11, 2025, Product Supplement No. WF-1 dated March 8, 2023 and the Prospectus Supplement and Prospectus each dated December 30,2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, Product Supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.